Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 26, 2014, with respect to the consolidated financial statements of The Attachmate Group, Inc. for each of the three years in the period ended March 31, 2014 contained in the Registration Statement and Prospectus of Micro Focus International plc.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas
August 3, 2017